Exhibit 2

The undersigned, being a Proposed Nominee as defined in the letter to which this Exhibit is attached, consents to being named in a proxy statement as a nominee for election to the Board at the Annual Meeting and to serving as a director on the Board, if elected.

/s/ M. Scott Maguire
Name: M. Scott Maguire